UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 30, 2006
(Date of earliest event reported)
GENERAL MOTORS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of principal executive offices)	(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
     United States Consumer Financing Services Agreement
     On November 30, 2006, in connection with the Transactions (as defined in Item 2.01 below), General Motors Corporation, a Delaware corporation (“GM”), entered into a United States Consumer Financing Services Agreement (the “Agreement”) with GMAC LLC, a Delaware limited liability company (“GMAC”). Prior to the date hereof, GMAC was a wholly owned subsidiary of GM. As of the date hereof, GM has completed the sale of 51% of the common equity interests of GMAC LLC as described below.
     GMAC provides, among other services, auto finance services directly or indirectly to GM-franchised dealers and their customers. The Agreement establishes a framework for negotiating, documenting, administering and enforcing future transactions and other dealings between GM and GMAC related to consumer financing for the purchase and lease of GM products in the United States. Under the Agreement, which is designed to preserve the customer loyalty and dealer support benefits that historically accrued to GM as an automobile manufacturer with an exclusive financing subsidiary, GMAC will continue to finance a broad spectrum of consumer credits, consistent with current and historical practice, and will receive a negotiated return. GMAC will also continue to provide full and fair consideration to consumer credit applications received from GM-franchised dealers and purchase such contracts in accordance with GMAC’s usual and customary standards for creditworthiness, consistent with current and historical practice. The decision of whether to approve a particular application and/or purchase a particular contract will be made by GMAC in its sole discretion.
     In addition, the Agreement provides that, subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it will do so exclusively through GMAC, with the exception of Saturn-branded products. GM will set the terms and conditions and eligibility of all such incentive programs. So long as such exclusivity remains in effect in the United States, GMAC will make to GM, annually in arrears, a payment of $75 million.
     In consideration of GMAC’s exclusive relationship with GM for vehicle financing and leasing incentives for consumers, GMAC has agreed to certain targets, and under certain conditions, GMAC’s failure to meet such targets will result in the imposition of certain fees and other monetary consequences under the Agreement. In addition, GM has the right to revoke GMAC’s exclusivity in whole or in part if GMAC fails to meet certain targets. In the event such exclusivity is eliminated or reduced in accordance with the terms of the Agreement, the $75 million annual payment will be reduced.
     The Agreement also provides for certain residual support payments from GM to GMAC with respect to leased vehicles and vehicles sold pursuant to balloon retail installment sale contracts for purposes of increasing a vehicle’s contract residual value above certain thresholds.
     Under the terms of the Agreement, GM and GMAC have created a coordinating committee, composed of members designated by each of GM and GMAC, to consider joint policies and programs and coordinate joint activities between the parties in the United States related to consumer financing.
     The initial term of the Agreement expires on November 30, 2016, and thereafter will be automatically renewed for successive periods of one year unless the Agreement is terminated by GM or GMAC at the end of a term, such termination requiring three years’ notice, or otherwise in accordance with its terms.
     The foregoing description of the material terms of the Agreement is qualified by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Cautionary Statement
     The Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the Agreement is not intended to be a source of factual, business or operational information about the parties.
     The representations, covenants and agreements made by the parties in the Agreement are made as of specific dates and are qualified and limited. In addition, certain of the contractual representations are subject to a standard of materiality that may be different from what securityholders may view as material to their interests. Investors in GM or GMAC securities are not third-party beneficiaries under the Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
ITEM 2.01. Completion of Acquisition or Disposition of Assets
     On November 30, 2006, GM, GMAC, GM Finance Co. Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of GM (“Holdco”), and FIM Holdings LLC, a Delaware limited liability company (“Purchaser”), successfully completed a series of transactions pursuant to which GM has sold to Purchaser common limited liability company interests of GMAC representing 51% of the aggregate common limited liability company interests of GMAC for a purchase price of approximately $7.353 billion (the “Transactions”) subject to the terms and conditions set forth in the Purchase and Sale Agreement, dated April 2, 2006, by and among GM, GMAC, Holdco and Purchaser and filed as Exhibit 2.1 to GM’s Current Report on Form 8-K dated April 2, 2006 (the “Purchase Agreement”) and incorporated by reference herein.
     Purchaser is an investment vehicle formed for purposes of the Transactions by Cerberus FIM Investors, LLC and wholly owned subsidiaries of Aozora Bank Limited, Citigroup Inc. and The PNC Financial Services Group, Inc. (collectively, the “Investors”). Changes in the net book value of GMAC as of the closing date of the Transactions required certain payments to be made between GM and GMAC in order to maintain the net book value at the contractually agreed-upon level. In addition, Purchaser purchased preferred limited liability company interests of GMAC for a cash purchase price of $500 million, and GM and GM Preferred Finance Co. Holdings Inc., a wholly owned subsidiary of GM, purchased preferred limited liability company interests of GMAC for a cash purchase price of $1.4 billion.
     Prior to consummation of the Transactions, (i) GMAC distributed to GM certain assets with respect to automotive leases owned by GMAC and its affiliates, such assets having a net book value of approximately $4 billion, (ii) GM assumed or retained certain of GMAC’s post-employment welfare benefits, (iii) GMAC transferred to GM certain entities that hold a fee interest in certain real properties, (iv) GMAC made distributions to GM for a portion of GMAC’s net income from September 30, 2005 to the date of consummation of the Transactions, (v) GM and its subsidiaries repaid certain indebtedness owing to GMAC such that the specified unsecured obligations owing to GMAC and its subsidiaries from GM and its U.S. subsidiaries are no greater than $1.5 billion and (vi) GMAC made a one-time distribution to GM of approximately $2.7 billion of cash primarily to reflect the increase in GMAC’s equity value resulting from the elimination of a portion of its net deferred tax liabilities arising from the conversion of GMAC and certain of its subsidiaries to limited liability company form. The total value of the cash proceeds and distributions to GM after repayment of certain intercompany obligations but before it purchased preferred limited liability company interests of GMAC is expected to be approximately $14 billion over three years, comprised of the $7.4 billion purchase price, the $2.7 billion cash dividend and other transaction-related cash flows including the monetization of certain retained assets.
     On November 30, 2006, GM issued a press release announcing the completion of the transactions contemplated by the Purchase Agreement. The press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.
ITEM 8.01. Other Events
     Concurrently with the Transactions, GM sent GMAC a notice terminating the Operating Agreement entered into on October 22, 2001, effective four years from the date of the notice. The Operating Agreement, which was previously filed as Exhibit 10 to GMAC’s Current Report on Form 8-K dated as of October 23, 2001 (File No. 1-3754), governs certain aspects of the relationship between GM and GMAC. As a result of the Transaction, the critical terms of the Operating Agreement have been incorporated into various services agreements between GM and

GMAC, as well as the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC. Therefore, the Operating Agreement is obsolete.
Forward-Looking Statements
     In this report on Form 8-K and in related comments by General Motors’ management, we use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors.
     Among other items, such factors include GM’s ability to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and the Attrition Program, to realize production efficiencies and to implement capital expenditures at levels and times planned by management; the pace of product introductions and market acceptance of GM’s new products; GM’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on the ability of GMAC or certain of its direct or indirect subsidiaries to pay dividends and prepay subordinated debt obligations to GM; possible downgrades of GM’s credit rating and their effects; or changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we and our competitors operate.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	United States Consumer Financing Services Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

99.1	Press release, dated November 30, 2006, announcing the completion of the sale of 51% of the common equity interests of GMAC LLC.

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 30, 2006

GENERAL MOTORS CORPORATION

By:	/s/ Paul W. Schmidt
Name:	Paul W. Schmidt
Title:	Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1	United States Consumer Financing Services Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

99.1	Press release, dated November 30, 2006, announcing the completion of the sale of 51% of the common equity interests of GMAC LLC.

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.